Exhibit 23.2

To the Board of Directors

Ableauctions.com, Inc. and Subsidiaries

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report, dated March 15, 2006, appearing in the Annual Report on Form 10-KSB covering the consolidated financial statements of Ableauctions.com, Inc. for the year ended December 31, 2005 and to the incorporation of our report into the registration statements on Form S-8 of Ableauctions.com, Inc. and subsidiaries, which were filed with the Commission as numbers 333-117979, 333-114906, 333-32740, 333106102, 333-106101, 333-106005, 333-87800 and 333-32740, and on Form S-3, which were filed with the Commission as numbers 333-112504 and 333-109844.

/s/ Cinnamon Jang Willoughby & Company

CHARTERED ACCOUNTANTS

Burnaby, BC

March 28, 2007